Exhibit No. 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger EVP-Chief Financial Officer (336) 217-4070 lisaklinger@thefreshmarket.com

The Fresh Market, Inc. Reports Third Quarter 2011 Sales and Earnings Growth; Raises Full Year Outlook

GREENSBORO, North Carolina – November 30, 2011 – The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its third quarter ended October 30, 2011. In the third quarter of fiscal 2011, net sales increased 11.7% to $263.3 million and comparable store sales increased 5.5%, compared to the corresponding period in 2010. Net income in the third quarter of fiscal 2011 was $9.2 million, compared to pro forma net income of $7.6 million in the corresponding period in 2010. Diluted earnings per share in the third quarter of fiscal 2011 was $0.19, compared to pro forma diluted earnings per share of $0.16 in the prior-year period, an increase of 19.6%.

Year to date fiscal 2011 net sales were $787.3 million, an 11.7% increase over the corresponding period in 2010, and comparable store sales increased 4.7%. Net income increased 23.8% to $33.1 million compared to pro forma net income of $26.8 million in the corresponding period in 2010. Diluted earnings per share through the third quarter of fiscal 2011 was $0.69, an increase of 23.5% compared to pro forma diluted earnings per share of $0.56 in the corresponding period in 2010. Several items described under “Items Impacting Comparability” (below) affect the comparability of earnings per share and should be reviewed by investors in order to assess the Company’s ongoing operations on a comparable basis.

“We are excited to report another solid quarter of sales and earnings growth,” said Craig Carlock, President and Chief Executive Officer. “Our comparable store sales grew 5.5% in the quarter, making it both our best quarter of this fiscal year and our eighth consecutive quarter of comparable store sales growth of 4.0% or greater. We were also able to maintain our operating margin of 5.5% this quarter despite pressure from rising food and commodity costs and despite the additional costs incurred related to being a publicly-traded company. Additionally, on the real estate front, we opened one new store in the third quarter and we have opened one additional store to date in the fourth quarter. We also are opening two more stores later today for a total of ten new stores this year, and we expect to open a total of 12 to 14 new stores in fiscal 2011. During the third quarter we also renewed our supply agreement with Burris Logistics and we are excited about how this positions us for future growth. We continue to be very pleased with the momentum in our business and we are therefore raising our current guidance for full year diluted EPS from a range of $1.03 to $1.06 per share to a range of $1.04 to $1.07 per share.”

Items Impacting Comparability

To provide investors with information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company is providing additional financial information. This additional information should be evaluated in addition to, and not as a substitution for, information provided in accordance with generally accepted accounting principles in the United States (GAAP).

The Company’s public offering of common stock completed earlier in 2011 impacted the comparability of the year to date fiscal 2011 performance to the corresponding period in 2010. Transaction expenses in connection with the offering are included in selling, general and administrative expenses for the year to date fiscal 2011 period and totaled approximately $1.1 million, which resulted in an after-tax reduction of approximately $0.02 per share on a diluted basis for the year to date fiscal 2011 period. The costs associated with the offering included legal, printing, accounting and filing fees and expenses as well as other charges directly related to the offering.

In November 2010, the Company terminated its S-corporation election and converted to a C-corporation for income tax purposes in connection with its initial public offering. As a result, the Company is now subject to additional entity-level state and federal taxes, whereas the income tax provision for the third quarter and year to date fiscal 2010 periods only reflect state taxes owed by the Company in certain states in which it operated. Therefore, pro forma income taxes and pro forma earnings per share data for the third quarter and year to date fiscal 2010 periods have been provided in the financial statements that are attached to this press release.

Lastly, the Company changed its year-end from a calendar year-end ending on December 31 to a fiscal year-end ending on the last Sunday of January, commencing with its 2011 fiscal year, which will end January 29, 2012. As a result of this change, the Company has recast its third quarter and year to date fiscal 2010 results so that these periods correspond to the same thirteen and thirty-nine week periods comprising the third quarter and year to date fiscal 2011.

Operating Performance

The Company had solid sales growth and significantly improved its comparable store sales trends during the third quarter of fiscal 2011. Total net sales increased 11.7% to $263.3 million in the third quarter of fiscal 2011, and comparable store sales increased 5.5% to $236.5 million for the third quarter of fiscal 2011, in each case compared to the corresponding period in 2010. The third quarter comparable store sales increase resulted from a 2.0% increase in the number of transactions and a 3.5% increase in average transaction size; primarily driven by inflation along with modest growth in units per transaction. For the year to date fiscal 2011 period, total net sales increased 11.7% to $787.3 million and comparable store sales increased 4.7% to $716.4 million, in each case compared to the corresponding period in 2010. The year to date comparable store sales increase resulted from a 1.5% increase in the number of transactions and a 3.2% increase in average transaction size.

The Company’s gross profit increased 9.6%, or $7.4 million, to $84.2 million in the third quarter of fiscal 2011, compared to the corresponding period in 2010, due to increased sales. The gross margin rate, however, decreased 60 basis points to 32.0% in the third quarter of fiscal 2011 compared to the corresponding period in 2010. This decrease in the Company’s gross margin rate was primarily attributable to a decrease in merchandise margin and an increase in occupancy costs as a percentage of sales. The merchandise margin decrease was driven primarily by increased commodity costs and the effect of successful promotional programs partly offset by improved shrink control. Year over year occupancy costs as a percentage of sales were unfavorable in the third quarter due to the significant number of unopened stores for which rent expense was recorded compared to the prior year period. LIFO expense for the third quarter of fiscal 2011 was $0.4 million, an increase of $0.2 million compared to the corresponding period in 2010. The Company’s gross profit increased 12.7%, or $29.2 million, to $258.7 million in the year to date fiscal 2011 period, compared to the corresponding period in 2010. This increase was attributable to increased sales and an increase in the gross margin rate. The gross margin rate increased 30 basis points to 32.9% in the year to date fiscal 2011 period, compared to the corresponding period in 2010. The change in the Company’s gross margin rate for the year to date fiscal 2011 period compared to the corresponding period in 2010 was primarily attributable to increased merchandise margin as well as leverage in occupancy cost and supplies expense. Through the third quarter of fiscal 2011, estimated LIFO expense increased to $0.8 million from $0.7 million, remaining at 0.1% of sales, compared to the corresponding period in 2010.

Selling, general, and administrative expenses increased 9.6% to $60.3 million in the third quarter of fiscal 2011, compared to the corresponding period in 2010, and improved 40 basis points as a percentage of sales to 22.9% in the third quarter of fiscal 2011, compared to 23.3% in the corresponding period in 2010. These expenses included higher corporate expenses, driven by approximately $0.5 million in new expenses attributable to the Company’s public company status which contributed approximately 20 basis points of deleverage during the third quarter. These higher corporate expenses were offset by an improvement in store-level and corporate compensation expense as a percentage of sales. Year to date, selling, general, and administrative expenses increased 12.2% to $178.1 million or approximately 10 basis points to 22.6% of sales for the fiscal 2011 period compared to the corresponding period in 2010. These expenses included higher corporate expenses, driven by approximately $2.0 million in new expenses attributable to the Company’s public company status and approximately $1.1 million in transaction expenses incurred in connection with the Company’s public offering of common stock earlier this year; which together adversely impacted selling, general and administrative expenses as a percentage of sales by nearly 40 basis points during the year to date fiscal 2011 period. These higher corporate expenses were mostly offset by an improvement in store-level compensation expense as a percentage of sales.

Operating income increased 11.1% to $14.5 million in the third quarter of fiscal 2011, compared to the corresponding period in 2010. As a percentage of sales, operating income remained flat at 5.5% in the third quarter, compared to the corresponding period in 2010 as improvements in selling, general and administrative expenses and depreciation costs were offset by a decrease in the gross margin rate. Operating income increased 18.0% to $53.6 million in the year to date fiscal 2011 period, compared to the corresponding period in 2010. As a percentage of sales, operating income increased by 40 basis points to 6.8% in the year to date fiscal 2011 period, compared to the corresponding period in 2010. The primary driver of the increase in operating margin for the year to date fiscal 2011 period was the increase in gross margin rate, along with leverage in depreciation expense.

Balance Sheet/Cash Flow

During the third quarter of fiscal 2011, the Company generated $19.6 million in cash flow from operations and invested $17.7 million in capital expenditures, of which $16.0 million related to new, relocated and remodeled stores.

The Company’s cash balance at the end of the third quarter of fiscal 2011 was approximately $9.7 million, an increase of $1.2 million compared to the cash balance as of July 31, 2011. The increase was primarily attributable to cash flow from operations. Total debt at the end of the third quarter of fiscal 2011 was $76.0 million, down $0.7 million from a balance of $76.7 million at July 31, 2011, and down $17.0 million from a balance of $93.0 million at the end of the corresponding period of 2010.

Average inventory on a FIFO basis per store at the end of the third quarter of fiscal 2011 increased 3.9%, compared to the corresponding period in 2010. The increase resulted largely from commodity cost increases in certain departments and increased inventory investments in new product assortments within faster growing categories.

On a trailing four quarter basis, giving effect to the recast of fiscal quarters in connection with the Company’s change in its fiscal year-end and adjusted to exclude charges related to the Company’s initial public offering arising during November 2010 and to include a pro forma provision for corporate income taxes, the Company’s return on assets was 17.2%, return on invested capital, excluding excess cash, was 25.2%, and return on equity was 44.4%. These financial return measures and certain of their components are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures and the components thereof, as well as the details of our calculations of these financial return measures.

Growth and Development

During the third quarter, the Company opened one new store in Towson, MD, our third store in the state of Maryland. As of October 30, 2011, the Company operated 107 stores and anticipated opening a total of 12 to 14 new stores during fiscal 2011, with a total of 10 stores opened to date.

The Company recently signed five leases for new stores in: Wichita, KS; Bedford, NH; Tulsa, OK; Southampton, NY and Bradenton, FL. These stores are currently scheduled to open during or after fiscal 2012.

The following table provides additional information about the Company’s real estate and store opening activities through the third quarter of fiscal 2011 and leases signed as of November 30, 2011 for stores scheduled to open during or after the remainder of fiscal 2011.

Store Information	Opened Through October 30, 2011	Current Leases Signed
Number of new leased stores	6	16
Number of relocations	1	2
Number of ground leases and owned properties	1	4
Average capital cost per store opened YTD 2011[1]	$4.3 million
Average store size (gross square feet)	21,134
Total rentable square footage	2.3 million

Note 1: Net of capital contributions, if any, received from Landlords, and including building costs but excluding cost of land for owned stores

Fiscal 2011 Outlook

For fiscal 2011, management expects:

•	12 to 14 new store openings, with the remaining 2 to 4 stores opening later in the fourth fiscal quarter

•	2 store relocations and 2 store remodels, with all four projects now complete

•	Approximately $85 million to $90 million in capital expenditures

•	Comparable store sales increase of 4% to 5%

•

Operating margin, as a percentage of sales, is anticipated to improve 30 to 50 basis points over the prior year’s 7.2% adjusted operating margin as discussed in the Company’s 2010 Annual Report on Form 10-K

•	This improvement reflects gross margin expansion and slight selling, general and administrative expenses deleverage, as transaction costs related to the May 2011 public offering of common stock will likely more than offset slight leverage achieved across the remaining expense categories

•	Diluted earnings per share of $1.04 to $1.07, inclusive of the $0.02 impact of the transaction costs incurred in connection with the Company’s equity offering earlier this year

2011 Third Quarter Earnings Conference Call

The Company will host a conference call today at 9:00 a.m. Eastern Time hosted by President and Chief Executive Officer, Craig Carlock and Executive Vice President and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 852-2928. Any interested party will also have the opportunity to access the call via the Internet at www.thefreshmarket.com. To listen to the live call via our website, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.thefreshmarket.com.

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of November 30, 2011, the company operates 110 stores, including 2 opened today, in 21 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast. For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs and involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause or contribute actual results to differ materially from any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, those involved in the construction of our new store locations and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

*        *        *         *        *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010

Sales	$263,260	$235,768	$787,263	$704,609
Cost of goods sold	179,066	158,974	528,530	475,083

Gross profit	84,194	76,794	258,733	229,526

Operating expenses:
Selling, general and administrative expenses (1)	60,283	55,000	178,088	158,755
Store closure and exit costs	99	217	338	646
Depreciation	9,309	8,525	26,681	24,674

Income from operations (1)	14,503	13,052	53,626	45,451
Other (income) expenses:
Interest expense	481	536	1,450	1,732
Other income, net	(2)	—	(2)	(165)

	479	536	1,448	1,567

Income before provision for income taxes (1)	14,024	12,516	52,178	43,884
Tax provision	4,874	125	19,041	297

Net income (1)	$9,150	$12,391	$33,137	$43,587

Net income per share:
Basic and diluted (1)	$0.19	$0.26	$0.69	$0.91

Dividends declared per common share (2)	$—	$0.17	$—	$0.66

Weighted average common shares outstanding:
Basic	47,996,697	47,991,045	47,993,688	47,991,045

Diluted	48,127,549	47,991,045	48,124,656	47,991,045

Pro forma net income data:
Income before provision for income taxes		$12,516		$43,884
Pro forma tax provision (3)		4,884		17,124

Pro forma net income (3)		$7,632		$26,760

Pro forma net income per share: (3)
Basic and diluted		$0.16		$0.56

Pro forma weighted average common shares outstanding:
Basic and diluted		47,991,045		47,991,045

(1)	Inclusive of approximately $1.1 million in transaction costs for the thirty-nine weeks ended October 30, 2011 related to the public offering of common stock, which resulted in an after-tax reduction of approximately $0.02 per share on a diluted basis for the fiscal year 2011 EPS.
(2)	Dividends declared per common share represent dividends declared and paid prior to the Company’s initial public offering. The Company currently expects to retain future earnings for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future.
(3)	The Company had historically been treated as an S-corporation for U.S. federal income tax purposes. As a result, the Company’s income had not been subject to U.S. federal income taxes or state income taxes in those states where S-corporation status was recognized. In general, the corporate income or loss from the S-corporation was allocated to its stockholders for inclusion in their federal income tax returns and state income tax returns in those states where S-corporation status was recognized. The Company terminated its S-corporation election on November 9, 2010 in connection with its initial public offering and converted to a C-corporation and became subject to additional entity-level taxes that are reflected in the financial statements. The pro forma tax provision reflects combined federal and state income taxes on a pro forma basis, as if the Company had been treated as a C-corporation for the entire period, using a blended statutory federal and state income tax rate of 39.0% for the thirteen and thirty-nine weeks ended October 31, 2010. The tax rate reflects the sum of the federal statutory rate and a blended state rate based on the Company’s calculation of income apportioned to each state for each period.

The Fresh Market, Inc.

Balance Sheets

(In thousands, except share amounts)

(unaudited)

	October 30, 2011	January 30, 2011

Assets
Current assets:
Cash and cash equivalents	$9,696	$7,867
Accounts receivable, net	3,164	1,296
Inventories	39,068	31,141
Prepaid expenses and other current assets	5,234	5,306
Deferred income taxes	7,662	6,109

Total current assets	64,824	51,719

Property and equipment:
Land	5,451	1,685
Buildings	4,579	—
Store fixtures and equipment	224,474	206,909
Leasehold improvements	126,166	109,203
Office furniture, fixtures, and equipment	9,699	8,735
Automobiles	1,155	1,007
Construction in progress	37,261	17,042

Total property and equipment	408,785	344,581
Accumulated depreciation	(161,359)	(139,427)

Total property and equipment, net	247,426	205,154
Other assets	3,444	1,984

Total assets	$315,694	$258,857

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$33,914	$25,398
Accrued liabilities	52,463	41,040

Total current liabilities	86,377	66,438

Long-term debt	76,000	81,850
Closed store reserves	2,014	2,145
Deferred income taxes	30,233	23,293
Other long-term liabilities	13,820	13,054

Total noncurrent liabilities	122,067	120,342

Stockholders’ equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 47,997,218 and 47,991,045 shares issued and outstanding at October 30, 2011 and January 30, 2011, respectively	481	481
Additional paid-in capital	97,522	95,852
Accumulated other comprehensive loss – interest rate swaps	(308)	(674)
Retained earnings (accumulated deficit)	9,555	(23,582)

Total stockholders’ equity	107,250	72,077

Total liabilities and stockholders’ equity	$315,694	$258,857

The Fresh Market, Inc.

Statements of Cash Flows

(In thousands)

(unaudited)

	For the Thirty-Nine Weeks Ended
	October 30, 2011	October 31, 2010
Operating activities

Net income	$33,137	$43,587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,834	24,710
Impairments and loss on disposal of property and equipment	169	724
Share-based compensation	1,643	—
Share-based compensation associated with liability awards	—	976
Deferred income taxes	5,387	—
Change in assets and liabilities:
Accounts receivable	(1,982)	(1,476)
Inventories	(7,926)	(6,657)
Prepaid expenses and other assets	(485)	(3,787)
Accounts payable	8,517	5,557
Accrued liabilities and other long-term liabilities	5,089	9,562

Net cash provided by operating activities	70,383	73,196

Investing activities
Purchases of property and equipment	(61,835)	(30,830)
Proceeds from sale of property and equipment	160	49

Net cash used in investing activities	(61,675)	(30,781)

Financing activities
Borrowings on revolving credit note	349,331	234,002
Payments made on revolving credit note	(355,181)	(245,390)
Debt issuance costs	(1,056)	—
Proceeds from issuance of common stock pursuant to employee stock purchase plan	27	—
Distributions to stockholders	—	(31,762)

Net cash used in financing activities	(6,879)	(43,150)

Net increase (decrease) in cash and cash equivalents	1,829	(735)
Cash and cash equivalents at beginning of period	7,867	7,889

Cash and cash equivalents at end of period	$9,696	$7,154

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,242	$1,713

Cash paid during the period for taxes	$11,104	$448

The Fresh Market, Inc.

Calculation of Return Metrics (1)

(unaudited)

Return Metrics - Trailing Four Quarters	October 30, 2011 Calculated Using GAAP Net Income (2)	October 30, 2011 Calculated Using Adjusted Net Income (3)	October 31, 2010 Calculated Using Pro Forma Net Income (4)
Return on assets (5)	3.9%	17.2%	16.2%
Return on invested capital (6)	5.8%	25.2%	23.1%
Return on equity (7)	10.2%	44.4%	50.3%

(1)	The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis giving effect to the recasting of 2010 quarters as a result of the Company’s change in its fiscal year end.
(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.
(3)	The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the reconciliation below for a discussion and summary of adjusted net income for this period to net income determined in accordance with GAAP.

Trailing four quarters ended October 30, 2011

Net income	$10.9
Share-based compensation expense (net of tax)	17.6
Deferred tax adjustment	19.1
Pro forma income taxes	—

Adjusted net income	$47.6

(4)	The return metrics in this column are calculated using net income on a pro forma basis to give effect to the Company’s termination of its S-corporation election and its conversion to a C-corporation as described more fully in the Statements of Income to which this schedule is attached. Please see the reconciliation below for a discussion and summary of pro forma income for this period to net income determined in accordance with GAAP.

Trailing four quarters ended October 31, 2010

Net income	$63.0
Pro forma income taxes	(24.3)

Pro forma net income	$38.7

(5)	Net Income/Average Assets (for the column which presents metrics calculated using net income), Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income) and Pro Forma Net Income/Average Assets (for the column which presents metrics calculated using pro forma net income).
(6)	(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using net income), (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income), and (iii) pro forma net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using pro forma net income).
(7)	Net Income/Ending Equity (for the column which presents metrics calculated using net income), Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income), and Pro Forma Net Income/Ending Equity (for the column which presents metrics calculated using pro forma net income).

Non-GAAP Financial Measures

In addition to reporting return metrics derived from measures prepared in accordance with GAAP, the Company provides return metrics derived from adjusted net income. The Company has utilized adjusted net income, which is a non-GAAP measure, for purposes of calculating these return metrics in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company’s initial public offering and related conversion to a taxable C-corporation, as well as pro forma income taxes as if the Company had been taxed as a C-corporation during the entire period presented. The Company believes that the use of adjusted net income to calculate these return metrics facilitates an understanding of the Company’s operations without the one-time impact associated with the initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in footnote 3 above.